LEMAITRE VASCULAR RECEIVES CONFIRMATORY RESPONSE

TO ITS PRIOR NOTIFICATION OF NASDAQ

Burlington, MA -- 10/31/2007 -- LeMaitre Vascular, Inc. (NASDAQ: LMAT - News) (the "Company") today announced that it received a letter on October 26, 2007, from The Nasdaq Stock Market ("Nasdaq") in response to notice from the Company that the Company is not in compliance with Nasdaq's independent director and audit committee requirements.

On August 8, 2007, the Company notified Nasdaq that Guido J. Neels had voluntarily resigned as an independent director of the Company. Because of this resignation, the Company indicated that it would not be in compliance with Nasdaq Marketplace Rule 4350(c)(1), which requires that a majority of the Company's Board of Directors be independent directors, or Marketplace Rule 4350(d)(2), which requires that the Company's Audit Committee have at least three members, each of whom must be independent. Per Marketplace Rule 4350(a)(5), the Company was not obligated to comply with those Rules until the first anniversary of its initial public offering (i.e., until October 19, 2007), and no action was taken by Nasdaq at that time. Following its disclosure to Nasdaq, the Company began the process of finding a successor to Mr. Neels.

On October 19, 2007, the Company notified Nasdaq that the Company had not yet found a replacement for Mr. Neels, but that the Company expected to fill the vacancies left by his departure within the time periods permitted under the applicable Marketplace Rules. Marketplace Rules 4350(c)(1) and 4350(d)(4) allow such vacancies to be filled no later than the earlier of the next annual shareholders' meeting or one year from the event that caused that vacancy. Failure to comply within the required time frame could result in Nasdaq's de-listing of the Company's stock or taking other corrective actions.

In response to the Company's October 19 notice, Nasdaq sent a Staff Deficiency Letter to the Company on October 26, 2007, confirming that "the Company no longer complies with Nasdaq's independent director and audit committee requirements as set forth in Marketplace Rule 4350" and that "Nasdaq will provide the Company a cure period in order to regain compliance as follows:

* until the earlier of the Company's next annual shareholders' meeting or August 8, 2008; or

* if the next annual shareholders' meeting is held before February 4, 2008, then the Company must evidence compliance no later than February 4, 2008."

The Company is continuing its efforts at identifying a qualified replacement to fill the vacancies left by the departure of Mr. Neels and expects to complete this process and provide evidence of its compliance with the Marketplace Rules to Nasdaq as soon as practicable, but no later than the expiration of the above cure period.

About LeMaitre Vascular

LeMaitre Vascular develops, manufactures, and markets medical devices for the treatment of peripheral vascular disease. The company's principal executive offices are located at 63 Second Avenue, Burlington, Massachusetts 01803.

Certain statements set forth above that are not clearly historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the timeframe in which the Company will regain compliance with Nasdaq Marketplace Rules. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge, these forward-looking statements are neither promises nor guarantees. The forward-looking statements made in this release are made only as of the date hereof, and the Company disclaims any intention or responsibility for updating predictions or expectations contained in this release.

CONTACT:
Aaron Grossman
Office: 781.221.2266
Investor Relations
LeMaitre Vascular, Inc.

SOURCE:
LeMaitre Vascular, Inc.